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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM 8-A/A

                               (Amendment No. 1)

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                            DuPont Photomasks, Inc.
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            (Exact name of registrant as specified in its charter)

                Delaware                                 74-2238819
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

131 Old Settlers Boulevard, Round Rock, Texas                     78664
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  (Address of principal executive offices)                     (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class                    Name of each exchange on which
          to be so registered                    each class is to be registered

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If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [_]

If this form relates to the registration of a class of securities pursuant
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [X]

Securities Act registration statement file number to which this form relates:
__________________________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $0.01 per share
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                               (Title of Class)

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     This Amendment No. 1 amends the Registrant's Registration Statement on Form
8-A as filed with the Securities and Exchange Commission on June 11, 1996 (the "Registration Statement"). This Amendment No. 1 to the Registration Statement is being filed in order to amend the "Description of Capital Stock" contained in the Prospectus constituting a part of the registrant's Form S-1 Registration Statement (Registration No. 333-3386) originally filed with the Securities and Exchange Commission on June 10, 1996.

Item 1.  Description of Capital Stock

     Item 1 of the Registration Statement is hereby amended and restated to be and read in its entirety as follows:

Authorized Capital Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. The rights and preferences of the authorized preferred stock may be designated from time to time by our board of directors. The following summary is qualified by reference to our Amended and Restated Certificate of Incorporation, or our Charter, and our Amended Bylaws, both of which have been filed as exhibits to this registration statement.

   Common Stock

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available. In the event of liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

   Preferred Stock

     Our Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by our stockholders.

Certain Anti-Takeover, Limited Liability and Indemnification Provisions

   Charter and Bylaw Provisions

     Our Charter and Bylaws include provisions that may have the effect of discouraging, delaying or preventing a change in control of our company or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by stockholders. These provisions are summarized in the following paragraphs.

     Classified Board of Directors Removable Only for Cause. Our Charter divides our Board of Directors into three classes of directors, with each class serving staggered, three-year terms. In addition, our directors may be removed from office only for cause by a vote of at least 66-2/3% in voting power of the then-outstanding shares of our voting stock entitled to vote in the election of directors, voting together as a single group. The classification of our Board of Directors means that unless directors are removed for cause, it will require at least two annual meetings of stockholders for a majority of stockholders to make a change in control of the Board of Directors, since only a portion of the directors will be elected at each meeting. A significant effect of a classified Board of Directors may be to deter hostile takeover attempts because an acquiror would experience delay in replacing a majority of the directors. However, a classified Board of Directors also makes it more difficult for stockholders to effect a change

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in control of the Board of Directors, even if such a change in control is sought due to dissatisfaction with the performance of our company's directors. During any period when the holders of any series of preferred stock have the right to elect additional directors pursuant to our Charter, the then otherwise total authorized number of directors shall automatically be increased by such specified number of directors. Whenever the holders of any series of preferred stock having such right to elect additional directors are divested of such right, the terms of office of all such additional directors elected by holders of such stock shall terminate. As a consequence, directors elected by the holders of our preferred stock would not become part of our classified Board.

     Supermajority Voting. Our Charter requires the approval of the holders of at least 66-2/3% of the then outstanding shares of our common stock for the stockholders to adopt, amend or repeal: (1) any provision of our Charter governing the election and removal of directors; (2) any provision of our Bylaws; (3) any provision of our Charter prohibiting stockholder actions by written consent; and (4) any provision of our Charter referred to in clauses
(1), (2) and (3).

     Authorized But Unissued or Undesignated Capital Stock. Our Charter grants our Board of Directors broad power to establish the rights, preferences and privileges of authorized and unissued shares of preferred stock and to issue such shares in one or more transactions. The issuance of shares of preferred stock pursuant to the Board's authority described above may have the effect of delaying, deferring or preventing a change in control of our company and could decrease the amount of earnings and assets available for distribution to the holders of our common stock. In addition, the issuance of large blocks of common stock may have the effect of delaying, deferring or preventing a change in control of our company. Our Board does not currently intend to seek stockholder approval prior to any issuance of common or preferred stock, unless otherwise required by law.

     Limitation of Director Liability. Our Charter limits the liability of directors (in their capacity as directors but not in their capacity as officers) to our company and our stockholders to the fullest extent permitted by Delaware law. Specifically, directors will not be personally liable for monetary damages for breach of his or her fiduciary duty as a director, except for liability:

     . for any breach of the director's duty of loyalty to our company or our stockholders;

     . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     . violations under Section 174 of the Delaware General Corporation Law, which relates to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     . for any transaction from which the director derived an improper personal benefit.

These provisions in our Charter may have the effect of reducing the likelihood of derivative litigation against our company's directors and may discourage or deter stockholders or management from bringing a lawsuit against our company's directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited our company and its stockholders. Such provisions do not limit or affect a stockholder's ability to seek and obtain relief under the Federal securities laws.

     No Stockholder Action by Written Consent. Our Charter provides that any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only at a duly called annual or special meeting of stockholders and may not be effected by any written consent of stockholders in lieu of a meeting of stockholders. This prevents stockholders from initiating or effecting any action by written consent, thereby limiting the ability of stockholders to take actions opposed by our Board.

     Special Meetings of Stockholders. Our Bylaws provide that special meetings of stockholders may be called only by the Board.

     Stockholder Meeting Protocol. Our Bylaws allow our Board of Directors to adopt rules, regulations and procedures for the conduct of the meeting of stockholders, including: (1) the establishment of an agenda or order of business for the meeting; (2) rules and procedures for maintaining order at the meeting and the safety of those present; (3) limitations on attendance at or participation in the meeting to stockholders of record of the corporation

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or their duly authorized and constituted proxies; (4) restrictions on entry after the time fixed for the commencement of the meeting; and (5) limitations on the time allotted to questions or comments by participants. Such stockholder meeting protocol could have the effect of deterring a hostile takeover of our company by restricting the nomination and election of candidates to our Board of Directors.

     Advance Notice Requirements. Our Bylaws establish advance notice requirements with regard to all stockholder proposals, including: (1) nominations of persons for election to the Board of Directors and the submission of business to be considered by the stockholders may be made only at the annual meeting and only by or at the direction of the Board of Directors or by any stockholder of record; (2) for nominations or other business to be properly brought before an annual meeting, timely notice must be given so that such notice is delivered to the company at least 90 days, but no more than 120 days, prior to such meeting; (3) any notice of nomination shall set forth the person proposed for election to the Board of Directors; (4) any notice of business shall set forth a brief description of the business to be brought before the meeting, the text of the proposal and the beneficial owner, if any, on whose behalf the proposal is made; and (5) except as otherwise provided by law, the chairman of the meeting shall have the power to determine whether a nomination or any business proposed to be brought before a meeting was made in accordance with these procedures. The advance notice requirements, by prescribing the types of business that could be presented to stockholders during annual meetings, could discourage takeover bids initiated by hostile tender offer, proxy contest or the removal of the existing Board of Directors and management.

     Indemnification Arrangements. Our Bylaws provide that current and former directors and executive officers shall be indemnified against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising out of their status as such, to the fullest extent permitted by Delaware law. In addition, the company has agreed to indemnify each director to the fullest extent permitted by the Delaware law pursuant to an indemnification agreement from and against any and all expenses, losses, claims, damages and liabilities incurred by such director for or as a result of actions taken or not taken while such director or officer was acting in his or her capacity as a director, officer, employee or agent of the company. In addition, the company maintains directors' and officers' liability insurance which insures against liabilities that directors and officers of the company may incur in such capacities.

     Delaware Anti-Takeover Statute. Our Charter contains a provision expressly electing not to be governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns or, within three years previously, did own 15% or more of the corporation's voting stock. Because of such election, Section 203 will not apply to our company.

Item 2.  Exhibits.

   Exhibit
   Number      Description of Exhibits
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     1.        Specimen of Security to be registered hereunder (the Specimen
               Certificate for Common Stock filed as 4.1 to Registration
               Statement No. 333-3386 is incorporated herein by reference)
     3(i)      Amended and Restated Certificate of Incorporation of DuPont
               Photomasks, Inc.
     3(ii)     Certificate of Amendment of the Amended and Restated Certificate
               of Incorporation of DuPont Photomasks, Inc.
     3(iii)    Amended Bylaws of DuPont Photomasks, Inc.

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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

     Date:  June 23, 2000            DUPONT PHOTOMASKS, INC.


                                     By: /s/ John M. Lynn
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                                        John M. Lynn,
                                        Executive Vice President, General
                                        Counsel and Secretary

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                                 Exhibit Index


   Exhibit
   Number      Description of Exhibits
   ------      -----------------------

     1. Specimen of Security to be registered hereunder (the Specimen Certificate for Common Stock filed as 4.1 to Registration Statement No. 333-3386 is incorporated herein by reference)

     3(i) Amended and Restated Certificate of Incorporation of DuPont Photomasks, Inc.

     3(ii) Certificate of Amendment of the Amended and Restated Certificate of Incorporation of DuPont Photomasks, Inc.

     3(iii)    Amended Bylaws of DuPont Photomasks, Inc.

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